Exhibit 2

1        UNITED STATES DISTRICT COURT
         EASTERN DISTRICT OF KENTUCKY

2        LEXINGTON

3        W NEAL JORDAN and GREGORY JORDAN   )        Lexington Civil
         Plaintiffs,                        )        No. 01-264
4                                           )
                                   -vs-     )        July 23, 2001
5                                           )        10:00 a.m.
         JORDAN AMERICAN HOLDINGS, INC.,    )
6        CHARLES R. CLARK and A.J. ELKO,    )
                          Defendants-       )
7

8        TRANSCRIPT OF PROCEEDINGS
         BEFORE THE HONORABLE HENRY R. WILHOIT., JR.
9        UNITED STATES DISTRICT SENIOR JUDGE

10       APPEARANCES:

11       For the Plaintiffs:                Henry Kinser, Esq.
                                            Karen Greenwell, Esq.
12                                          250 West Main Street
                                            1700 Lexington Financial Center
13                                          Lexington, Kentucky 40507-1746

14       For the Defendants:                Denise McClelland, Esq.
         (Elko, Clark, JAHI)                250 West Main Street
15                                          2700 Financial Center
                                            Lexington, Kentucky 40507
16
                           -and-            Franklin L. Zemel, Esq.
17                                          Broward Financial Centre
                                            500 East Broward Boulevard
18                                          Suite 1130
                                            Fort Lauderdale, Florida 33394
19
         For the Defendants:                Phillip Scott, Esq.
20       (Clark-Trustee)                    David French, Esq.
                                            333 West Vine Street
21                                          1400 Vine Center Tower
                                            Lexington, Kentucky 40507
22
         Court Reporter:                    Peggy Westman Weber, RPR
23                                          Official Court Reporter
                                            P.O. Box 362
24                                          Lexington, Kentucky 40585-0362
                                            859/254-5564
25       Proceedings recorded by mechanical stenography




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1                 THE COURT: All right. Thank you, Mr. Marshal.
2        Clerk will call the docket for this morning -
3        civil docket for this morning, please.
4                 THE CLERK: Yes, Your Honor.
5        Lexington Civil No. 01-264, Neal W. Jordan, et al.
6        versus Jordan American Holdings, Inc., for a hearing on
7        motions.
8                 THE COURT: All right. Let me have the attorneys
9        please state their appearances for the record. First for
10       the plaintiff.
11                MR. KINSER: Yes, Your Honor. Henry Kinser. I am
12       assisting Karen Greenwell today. We are representing the
13       plaintiffs.
14                THE COURT: All right.
15                MS. MCCLELLAND: Your Honor, Denise McClelland,
16       Frost Brown Todd, representing the company and two
17       individual officers of Jordan American Holdings, Inc.
18                THE COURT: All right. Thank you.
19                MR. ZEMEL: Your Honor, Franklin Zemel on behalf of
20       Jordan American Holdings, Inc. I am with Broad and Cassel
21       in Ft. Lauderdale.
22                MR. SCOTT: Bill Scott and David French on behalf
23       of Mr. Clark in his capacity as trustee for the Jordan
24       Trust.
25                THE COURT: All right. Thank you.


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1                 MR. SCOTT:        Yes, sir.
2                 THE COURT: First of all, let me ask  Ms. McClelland.
3        Are you wanting to stand on your motion to
4        stay or to withdraw the motion to stay?
5                 MS. MCCLELLAND: Your Honor, we are prepared to
6        withdraw our motion to stay and proceed with the merits of
7        the preliminary injunction. We think the motion to stay
8        would merely postpone the inevitable, which is a ruling in
9        our favor on the motion for preliminary injunction.
10                THE COURT: You are always so optimistic when you
11       come to court.
12                MS. MCCLELLAND: Thank you, Your Honor.
13                THE COURT: Well, I have some questions, as you
14       might have guessed.
15                First of all, the motion -- the motion, to dismiss
16       the complaint, Ms. McClelland, do you want to -- or,
17       Mr. Scott, do you want to argue your motion to dismiss the
18       complaint?
19                MR. SCOTT: Yes, sir. On behalf of the trustee, we
20       would certainly request that opportunity.
21                THE COURT: All right. You have got the floor.
22                MR. SCOTT: Thank you, Your Honor.
23       With respect to the -- Mr. Clark acting in his
24       capacity as trustee of the Jordan Irrevocable Trust, the
25       Court is certainly aware that in the early '90s there were


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1        six separate or individual trusts created by Mr. Jordan,
2        They were funded with stock of this particular corporation,
3        certain number of shares.
4                 THE COURT:        Who are the beneficiaries of this
5        trust?
6                 MR. SCOTT:        Beneficiaries of the trust are three
7        daughters and three sons.
8                 THE COURT:        Of who?
9                 MR. SCOTT:        Of Mr. Jordan, Your Honor.,
10                THE COURT:        The plaintiff?
11                MR. SCOTT:        Yes, sir.
12                THE COURT:        Okay.
13                MR. SCOTT:        At the time Mr. Clark was named as the
14       trustee, was an employee and subsequently became the
15       director of the company. Mr. Jordan created the trust. He
16       created those trusts under the laws of the State of
17       Colorado.  And there is provision in the documents that
18       provide that Colorado law shall govern the terms and
19       conditions of the trust.
20                Also, included in the documents, the trust
21       documents, was a provision that it, in essence, it was the
22       choice of the grantor of the trust, Mr. Jordan, that the
23       trustee did not have to diversify the trust, in other words,
24       could invest in other stocks or other property in the trust.
25                THE COURT:        Like over under the Bengals and Browns





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1        on the October the 8th?
2                 MR. SCOTT: Yes, sir. Or the Seahawks or one the
3        others, yes, sir.
4                 THE COURT: I get your drift.
5                 MR. SCOTT: Yes, sir. With respect to that,
6        Colorado law is pretty clear on this. At least the law that
7        we were able to find, and we believe there is case directly
8        in point and supports our motion to dismiss. And that is
9        the individual -- the only people that have standing with
10       respect to the removal of a trustee or complaining that he
11       is acting outside the scope of a trustee or somehow or
12       another taking advantage of the situation would be the
13       beneficiaries, not the grantor, but the beneficiaries.
14                THE COURT:        This was an irrevocable trust?
15                MR. SCOTT:        Yes, sir.
16                THE COURT:        All right.
17                MR. SCOTT:        All six of them.
18                THE COURT:        Are these children -- are these
19       children minors, or have they attained their majority?
20                MR. SCOTT:        I believe as to the sons they have all
21       attained their majority. And I believe as to the daughters
22       I think at least one or two of them have attained their
23       majority.  But I am not positive,
24                PLAINTIFF NEAL JORDAN:    What's the age?
25                MR. SCOTT:        18 or 21.



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1                 MR. KINSER: I think two are under age. Isn't that
2        right?
3                 MS. GREENWELL: Under Colorado law.
4                 THE COURT: This is just my curiosity. I will let
5        you argue in just a second. I don't make any rulings until
6        I let both sides, or all sides, be heard. So just be
7        patient.
8                 A11 right- Go ahead, Mr. Scott.
9                 MR. SCOTT: Thank you. With regards to the trust,
10       under Colorado law and in particular we cited the Court to
11       the Vento versus Colorado National Bank case.  And it
12       basically holds that the individual beneficiaries would have
13       to be the named parties in order to complain about the
14       trustee or the trustee's removal. In this particular case
15       you have only one of the beneficiaries, and he cannot
16       complain for the other five. So, clearly, as to five of the
17       beneficiaries the case must be dismissed -- must be
18       dismissed as to Mr. Clark acting as trustee.
19                THE COURT: Well, what about the -- say there is
20       one beneficiary that would want to have the trustee removed?
21                MR. SCOTT: Yes, sir. That would be Greg Jordan.
22       And he has not made a Federal claim, and that's why his
23       case -- there is really no claim in there other than a bare
24       assertion that Mr. Clark was acting in a prejudicial, unfair
25       manner, more or less, but no details. Other than he



1        didn't -- Mr. Clark didn't agree with Mr. Jordan, the
2        grantor of the trust, not the beneficiary of the trust, as
3        to how the shares of stocks should be bought.
4                 THE COURT:        And the trustee has the unrequited
5        power and discretion to vote the shares?
6                 MR. SCOTT: Yes, sir.
7                 THE COURT:        All right.
8                 MR. SCOTT: And one of the tests, and I think it is
9        an important test, did the trustee do something that he
10       wouldn't have done for himself. In this particular case the
11       trustee voted his shares in exactly the same manner as he
12       voted the shares in the trust for each of the beneficiaries.
13       So it was consummate with -- his actions were Consummate
14       with one another in both capacities -
15                THE COURT: Do the trusts hold the balance of power
16       as far as the corporate stock is concerned in this
17       corporation?
18                MR. SCOTT:        I am unaware of the exact 'numbers, but
19       I believe that the trust contained in excess of 500,000
20       shares out of approximately 10 million shares, Your Honor.
21       I think they constitute, as best I can tell, about five
22       or six of the trust -- excuse me, of the stock, of the
23       corporation.
24                THE COURT:        All right. What says the defendant as
25       to the trustee's motion to dismiss the complaint?

1                 MS. GREENWELL: Thank you, your Honor.
2                 First of all, I think you put your finger on it.
3        Even if their contentions were correct regarding the trust
4        law of Colorado, and the number of trusts that were created,
5        there is at least one named party who is a beneficiary. And
6        I would point the Court to Mr. Clark's affidavit in which he
7        indicated that there are two trusts, one for the sons and
8        one for the daughters. If that is correct, then Mr. Clark,
9        who is the trustee, is knowledgeable as to what was under
10       his care, then the one trust for the sons is represented by
11       a representative beneficiary.
12                THE COURT: Now, the sons, the three sons --
13                MS. GREENWELL: Yes, Your Honor.
14                THE COURT: -- is it true that they are all over
15       the age of 21 years?
16                MS. GREENWELL: It is my understanding that all of
17       the sons are sui juris under Colorado law,
18                THE COURT: All right. And what right or power do
19       they have under the trust instrument to ask that the trustee
20       stand aside?
21                MS. GREENWELL: I think as a matter of just basic
22       trust law, Your Honor, a trustee -- or, I mean -- well, a
23       trustee has an absolute and unqualified duty to be impartial
24       and to act in a fiduciary capacity without a conflict of
25       interest

1                 THE COURT: Well, let me ask you this: Is it true
2        or not true that Mr. Jordan wanted to take moneys invested
3        with these companies and bet on sporting events?
4                 MS. GREENWELL: It is not, Your Honor.
5                 THE COURT: Okay. We have a real issue here.
6        Because when I read that in the papers that were filed by
7        the defendants, you know, I can tell you that caught my
8        attention. Why would -- why would the defendants be so
9        deluded to think that Mr. Jordan was wanting to, bet on
10       football games, professional football games?
11                MS. GREENWELL: I doubt that it is a situation of
12       being deluded, Your Honor. I think it is probably more of a
13       situation of needing a justification. I believe that when
14       we get to trial, the evidence will show that Mr. Jordan has
15       long had an interest in the mechanics and statistics of
16       sport wagering, but that he never ever intended or suggested
17       that moneys from the corporation be used for that purpose.
18       Having taken --
19                THE COURT: Well, whose money was going to be -
20       whose money was going to be put at risk for these wagers
21       exactly?
22                MS. GREENWELL: By our evidence, Your Honor, no
23       one's except Mr. Jordan's personal money as it was never to
24       be a corporate enterprise. But even if we take their
25       allegations as true, although the corporation manages

1        investment accounts that are held by individual, the
2        corporation's assets are not those client accounts. The
3        corporation's assets are the fees that they are paid by
4        those clients in one form or another for managing those
5        accounts.
6                 THE COURT: So do you admit or deny that the
7        corporate assets were to be placed at risk in wagering on
8        sporting events, like professional football, college
9        football?
10                MS. GREENWELL: Mr. Jordan emphatically denies
11       that.    And, in fact, has offered subsequent to the filing of
12       this litigation to subject himself to any injunction the
13       plaintiffs -- or defendants care to draft to prevent that
14       from happening.
15                THE COURT: Okay. Now, I've got you on record.
16                Ms. McClelland, where did you all get the idea that
17       Mr. Jordan was wanting to put at risk the corporate, either
18       the corporate assets or moneys left in their care, on
19       betting put at Las Vegas on sporting events? Where did you
20       get this idea?
21                MS. MCCLELLAND: Your Honor, I would be glad to
22       respond to that. May I have the marshal hand you this?
23                THE COURT: Yes.
24                MS. MCCLELLAND:   Your Honor, this information, to
25       answer your question, came to Mr. Elko and Mr. Clark as a

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1        result of direct conversations by Neal Jordan with A.J. Elko
2        on the one hand asking him to cut him small checks, less
3        than $2,000, that were total up to 10 to $15,000 that would
4        be used expressly for his investigation of the return on
5        betting on sports-related events. That was the first
6        response or certainly among the first of the responses.
7        The second piece of evidence we had were
8        conversations that occurred on the day of the shareholder's
9        meeting that was adjourned where Mr. Jordan again spent
10       another hour and a half talking to them about his interest
11       in using a small portion of company funds to set up some
12       formal partnership or separate entity that would investigate
13       in sports-related activities.
14                But the written record, which is actually recorded
15       on a tape of a board of directors meeting, and then
16       subsequently typed, is in the document I handed you that's
17       Page -- portions of Page 5 and 6 of the affidavit of either
18       Mr. Clark or Mr. Elko, which is Neal Jordan having a
19       conversation with two outside directors, Jerry Bowers, and
20       Rich Johnston. This is not Mr. Clark and Mr. Elko who are
21       here, except for the speakers identified as A.J. But the
22       Jerry and the Rich you see on Page 6 are the two outside
23       directors where Neal Jordan is confirming a conversation
24       where he had with A. J. Elko about the request for the small
25       checks and that he did want to take, that that conversation

1        did occur and that he had had prior conversations about
2        taking company moneys and engaging in gambling. And it's
3        documented in black and white.
4                 And the second document I handed you is a fax
5        sheet from a company in Australia called Canbet Sports
6        Bookmakers Party, Limited, where it says, "Greetings, Neal.
7        Unfortunately, we do not open accounts for corporations,
8        Thank you, Rebecca, Canbet Sports Bookmakers Party,
9        Limited," which appears to be a March 24th, 2001 date.
10                I do not know what the name of the corporate
11       account he intended to open. But we did find in files, and
12       I actually have the originals of the files, in Mr. Jordan's
13       company office. This was in an office maintained on the
14       premises paid for, for which the rent was paid for by
15       company funds that contain at least eight different files
16       with gambling activity from companies in Costa-Rico,
17       Jamaica -
18                THE COURT: Now, who's gambling?
19                MS. MCCLELLAND: Mr. Jordan's personal. From what
20       we can tell, there is no company money that has been used in
21       these efforts. But these files were maintained at the
22       company's Equity Asset Management office in Massachusetts
23       And there were a number of other filing cabinets full of all
24       kinds of material on, you know, what are the -- what are
25       the -- I don't know whether these people know what they are

1        talking about or not. But the kick-off issue or the fall
2        football schedule and who's -- what do the odd makers think
3        about Alabama and LSU.
4                 THE COURT:        I am interested in Kentucky Louisville.
5                 MS. MCCLELLAND:   I will see -- which -~ what week
6        was that Your Honor?
7                 THE COURT:        Never mind, never mind.
8                 MS. MCCLELLAND:   So for him to say here now that it
9        didn't happen, contradicts express statements.
10                THE COURT: Okay. Now, let me bounce the ball back
11       over to the other side.
12                Ms. Greenwell, are you aware -- have you seen these
13       transcripts before?
14                MS. GREENWELL:    I have seen the portions that were
15       included in the defendant's response.
16                THE COURT: Well, it looks to me like that he was
17       talking about betting corporate funds. That's the most
18       bizarre thing I have ever seen in my life.
19                MS. GREENWELL:    Your Honor, I think that there is a
20       reference to the possibility of increasing cash flow of the
21       company- Mr. Jordan had already investigated, or had
22       attempted to investigate, whether the -- whether it would be
23       legal for that to happen. And if you read --
24                THE COURT: Well, how successful -- and you don't
25       have to answer this if you don't want to.  But how



1        successful has Mr. Jordan been in the past placing his own
2        funds at risk with betters in Las Vegas?
3                 MS. GREENWELL:    As I understand it, reasonably so.
4                 THE COURT:        Well, the IRS will be certainly happy
5        to hear that.
6                 MS. GREENWELL: His investigation as to the
7        statistics of performance continues, but he is not
8        continuing to put any money in it. He did put his own money
9        at risk. If you -- I mean, Your Honor, I think the evidence
10       that will come out at trial this is a setup. As you will
11       notice, A.J., who is -
12                THE COURT: Well, it doesn't sound like it to me.
13       Mr. Neal's doing the talking about betting and gambling
14       corporate funds.
15                MS. GREENWELL: But Mr. -
16                THE COURT:        This is the wildest thing I have ever
17       heard of.
18                MS. GREENWELL: But Mr. Jordan expressly refused in
19       this taped conversation that Mr. Jordan didn't know was
20       being taped,
21                Mr. Elko makes some statements. It says, "He
22       suggested that public money be applied to his theory of
23       sports betting."
24                And Mr. Jordan says, "Well, that is a very
25       interesting explanation. It is partially true. But what

1        you said is partially right, that is not really, true."
2                 In other places it says, "Yes, that way, a
3        hypothetical suggestion of mine that I never intended to do
4        it if it were not completely legal."
5                 THE COURT: But if it were legal, he would do it?
6                 MS. GREENWELL: If it were legal, he might consider
7        doing it.
8                 But, Your Honor, I would submit that it is not
9        director or employees who own one percent of the company,
10       decision whether that is -- I mean -- if it were legal and
11       that's what the shareholders want to do, that is their
12       province to vote on it.
13                THE COURT: All right. Let's cut to the chaff
14       here.
15                MS. GREENWELL: And that's what we are really
16       talking about here.
17                THE COURT:        Let's cut to the chaff here. What
18       Court in Kentucky, what Court in Colorado, would -- would
19       remove a trustee for voting stock contrary to Mr. Jordan's
20       wishes and desires where he is talking about taking
21       corporate funds and going to Las Vegas and betting with
22       them?
23                Now, it seems to me like just without hearing the
24       case, and we're just here for a preliminary injunction,
25       understand, that the trustees acted prudently. What Court

1        would remove them?
2                 MS. GREENWELL: It's not, Your Honor, the past
3        actions. He may have -- I mean, if that was a true belief,
4        that may have been a prudent action in his eyes. What we
5        are looking at now is we're looking toward a proxy fight
6        about the future of this company. And Mr. Clark as being a
7        proponent of one side of that proxy fight has an absolute
8        bare bones, rock bottom conflict of interest. Because he
9        has been entrusted with trust shares to exercise the
10       suffrage on those shares as a fiduciary.
11                THE COURT: Well, who created that conflict of
12       interest? Wasn't Mr. Jordan the settlor?
13                MS. GREENWELL: Mr. Jordan was the settlor. He
14       didn't create the conflict of interest.
15                THE COURT: By signing that trust agreement, it
15       seems to me like he brought that conflict -- if there is
17       conflict, he brought that conflict into existence himself.
18                MS. GREENWELL: But that conflict, we respectfully
19       submit, did not exist until the time Mr. Clark became of the
20       opinion that his employment, his continued employment at
21       this company was jeopardized, and he used his fiduciary
22       position to vote half a million shares of the stock in this
23       company. Well, actually not to vote it. He didn't even
24       exercise this suffrage rights of the trusts. He withdrew
25       them from the votes so that there would be no vote.

1                 And what we are asking is that on the next vote
2        maybe he make the right decision. Maybe an impartial
3        trustee would make the right decision. But Mr. Clark is not
4        and cannot be an impartial trustee, because he has a dog in
5        this fight. It is his job, it's his livelihood.
6                 THE COURT: Now, Mr. Jordan is wanting to remove
7        Mr. Clark as trustee?
8                 MS. GREENWELL: Mr. Jordan, the beneficiary of the
9        trust, and Jamie Dieveney, one of the daughters, and one of
10       the -- the only sui juris daughter, who is beneficiary of
11       the daughters' trust, I have from her an affidavit
12       indicating her desire as well. And we have not amended the
13       pleadings as of yet to add her as a party.
14                THE COURT: Okay. I guess this is news to
15       everybody?
16                MS. MCCLELLAND: Yes.
17                MS. GREENWELL: It is, yes.
18                THE COURT: Mr. Scott?
19                MS. GREENWELL: I didn't get it until Saturday,
20       Your Honor.
21                MR. SCOTT: Yes, Your Honor.
22                MS. GREENWELL: But we will have a representative
23       of the daughters' trust who is asking that Mr. Clark be
24       removed as trustee.
25                Now, quite frankly, if the Court has reservations



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1        about the suggested replacement, you know, that is really of
2        little consequences.
3                 THE COURT: Does this Court have jurisdiction to
4        remove the trustees, or should this be done, as Mr. Scott
5        suggests, in Colorado?
6                 MS. GREENWELL: Well, and that may be. I think
7        this Court has jurisdiction under its supplemental
8        jurisdiction power to remove a trustee who has a conflict of
9        interest.
10                THE COURT: Well, I am not going to rule on that
11       right now.
12                Let me ask some general questions and whoever can
13       answer this. I want to get a feeling. And we could not get
14       this from the papers that you filed up to this point. As I
15       understand it, there are some shares that are traded over
16       the counter somewhere?
17                MS. MCCLELLAND: Your Honor, the company has
18       20 million shares authorized.
19                THE COURT: All right. Now, just a second.  20
20       million authorized. Now, how many outstanding?
21                MS. MCCLELLAND: About 10.4 million, 10.5 million.
22                THE COURT: 10.4. And how many of that 10.4 are
23       trading? As I understand it somebody is making a market for
24       this stock at nine cents a share. I picked that up out of
25       the papers someplace.

1                 MS. MCCLELLAND: It is trading.
2                 THE COURT: Okay. Haw many of that 10.4 is
3        trading?
4                 MS. MCCLELLAND: One to two million,
5                 THE COURT: One to two million.
6                 Okay. So that would be about 10 percent of the
7        stock, 10 percent of the stock is trading. Right now,
8        Ms. McClelland, how many stockholders other than the
9        interested parties to this lawsuit are there out there?
10                MS. MCCLELLAND: Approximately 250.
11                THE COURT: 250.
12                MS. MCCLELLAND: Between 240 and 250.
13                THE COURT: All right. It has been alleged by the
14       plaintiff that -- of course, I am sure that you would argue
15       to me that they are all paranoid. But it has been alleged
16       at least that the defendants desire to sell the other
17       10 million authorized shares on the open market. Is that
18       correct?
19                MS. MCCLELLAND: They certainly have -- the company
20       has the right and has had -
21                THE COURT: No, no, no, that isn't the question. I
22       know they have the right. If they have been authorized and
23       haven't been sold yet, they have the right. I am asking is
24       it true, as the plaintiffs have said, that they have a
25       present intention to put these 10 million shares on the

1        market?
2                 MS. MCCLELLAND: I don't believe they have a
3        present intent to put the remaining 10 million. They
4        certainly have do intent to put some shares on the market.
5                 THE COURT: Any of it, any of it?
6                 MS. MCCLELLAND: I think I would have to say yes
7        just because they need to reserve that right to do that.
8                 THE COURT: Okay. Now, my next question is do the
9        shares that have been issued have any preemptive right,
10       rights at all to a -
11                MS. MCCLELLAND: There is a -
12                THE COURT: Okay. Go ahead.
13                MS. MCCLELLAND: I would say, frankly, there is a
14       preferred shareholder that have three-and-a-half million
15       preferred shares that has a right to convert to common
16       stock.
17                THE COURT: Well, if you put these -- let's say,
18       for instance, you put a million shares on the market, would
19       this -- would Mr. Jordan have any right to -- say he owns 40
20       percent of the company- Does he own 40 percent of the
21       company? Is that it? Is that the number?
22                MR. KINSER: Approximately that. Maybe 33 percent.
23       The family owns about 40. He owns 33 percent.
24                THE COURT: Okay. Now, exclude the trust.
25                MS. CREENWELL:    Yes, it is approximately 30

1        percent.
2                 THE COURT: Or the family. All right. 40 percent.
3                 Now, does he and his family have any right to buy 40 percent
4        of the shares that are going to be offered?
5                 MS. MCCLELLAND: He has the same right as any other
6        person in the market to buy shares.
7                 THE COURT: Will he be offered as many as
8        40 percent of the shares that are going to go on the market?
9                 MS. MCCLELLAND: If it is a public offering, he
10       would be -- have the same right as any other shareholder.
11                THE COURT: Okay.
12                MS. MCCLELLAND: In fact, one of our contentions is
13       he could have avoided all of this by going out on the market
14       and buying more shares. Instead, he is taking his long shot
15       to try to come to this Court to get this Court to help him
16       do what he doesn't want to do by going out on the market.
17                THE COURT: Okay. Here is what I want to see
18       happen here. Even though there are 250 shareholders out
19       there, still there has to be an orderly process as the
20       corporation now stands. There has to be a status quo
21       established until you can have another -- a stockholder's
22       meeting.  And -- and let the will of the majority of the
23       stockholders prevail.
24                Now, I think the main concern of the plaintiff is
25       that -- is that they don't want to see anymore of these

1        Shares sold on the market. Of course, if they are going to
2        be -- the money is going to be taken to Las Vegas and bet on
3        football games, I don't know whether you get anybody to pay
4        nine cents a share for them or not. And that's what you are
5        alleging.         And this is -- I guess this is what You are going
6        to say in your solicitations. Are you going to make any
7        mention of that in your solicitations?
8                 MS. MCCLELLAND: Well, I think there are a number
9        of issues going forward, Your Honor. He has a misleading
10       13-D out there in the public as to what his versions of the
11       events of May 22nd were.
12                THE COURT: Are you going to run the risk of making
13       those allegations in your solicitations or not, do you
14       think.  What do you think?
15                MS. MCCLELLAND: Well, there is certainly business
16       issues there that are going to have to be addressed as to
17       what risk the shareholders run in accepting Mr. Jordan's
18       slate of directors, which have yet to be named:
19                You have to remember, Your Honor, in February of
2O       this year Mr. Jordan and the board unanimously approved a
21       slate of directors. At the midnight hour Mr. Elko and
22       Mr. Clark learned that Mr. Jordan intended to vote against
23       that slate and put in a slate as unidentified, at least in
24       the public mind, as required by 13-D directors that actually
25       consisted of what we believe was his live-in girlfriend, an

1        assistant he hired in his Boston office, and some other
2        person he controlled. So at the midnight hour, you know,
3        the events that occurred with respect to the May 22nd
4        meeting, a new shareholder's meeting has now been scheduled
5        for September- If we are going to have a proxy fight, then,
6        yes, we are going to have to have one with all of the
7        information available to the public. And, yes, we are going
8        to have to put out what we believe to be the true and
9        accurate statements of that information.
10                THE COURT: Okay.
11                MS. MCCLELLAND: So that the shareholders can
12       decide.
13                THE COURT: So your answer to my question is yes?
14                MS. MCCLELLAND: I believe so.
15                THE COURT: Okay. Now, what says -- Ms. Greenwell
16       or Mr. Kinser, what do you say to that?
17                MS. GREENWELL: Your Honor, so long as the
18       shareholders get to vote in the proportions they should have
19       voted in May, so be it.
20                MS. MCCLELLAND: There is a major problem.
21                THE COURT: All right.
22                MS. MCCLELLAND: Your Honor, the April 2nd record
23       date is a fictitious date Neal Jordan wants to create in his
24       mind, because at that point he has 33 percent of the shares.
25                It can't be the record day because, one, there has been

1        shareholders out buying and selling stock on the market now,
2        some based upon a misleading 13-D in which we believe there
3        is Federal case law that is a calamity for having filed a
4        misleading 13-D.
5                 The Court will, in essence, what they call sanitize
6        his vote and prevent him from voting his shares because of
7        his having filed a misleading 13-D.
8                 He -- we have also got all these other shareholders
9        out there who have bought stock on the market since April
10       2nd based on materially omitted information. So it would
11       be -- it would be grossly unfair to those shareholders for
12       them not to get to exercise a vote of how they want the
13       direction of this company to go hence forward.
14                THE COURT:        Well, you're talking about -- you're
15       talking about not having a stockholder's meeting until after
16       this entire lawsuit has been -- has been tried -- tried out.
17                Because you have to have a trial before all that can be done
18       it seems to me. What do you say to that?
19                MS. MCCLELLAND: I don't see how we can put off
20       having a shareholder's meeting until we have a trial in this
21       case.
22                THE COURT: Well, I don't know either. I don't
23       either.
24                MS. MCCLELLAND: And as long as the shareholders
25       are getting full disclosure, either coming in person and

1        listening to the two sides state their case and have, in
2        essence, a trial from the shareholders because they are the
3        ones making the final vote, they are the jury of the future
4        of this company.
5                 THE COURT: All right. Ms. Greenwell, what do you
6        say to that?
7                 MS. GREENWELL: Your Honor, the defendants
8        Mr. Clark, Clark and Elko, unilaterally deprived the
9        shareholders of their vote in May. They made the decision
10       that the shareholders should not be allowed to vote, so
11       Mr. Clark absented himself so that his votes would not be
12       counted, and particularly the trust votes would not be
13       counted, to destroy a quorum. They took those actions.
14       They say in the best interest of the company. It seems to
15       me the best interest of the company are to allow the
16       shareholders to vote without any dilution of the shares,
17       without any new shares being issued, without any preferred
18       shares being converted so the same number of snares are out
19       there. And if the Court wants to set the record date of
20       today, assuming none of that has happened, and there have
21       been nominal number of shares traded among individuals, so
22       be it.
23                But our concern is that not only the 10 million
24       shares of treasury stock will be issued, but it's our
25       understanding that an additional 20 million shares of stock

1        of this company have been authorized and that the --
2                 THE COURT:        Since April?
3                 MS. GREENWELL:    Indeed, Your Honor.
4                 THE COURT:        Is that true, Ms. McClelland, another
5        20 million?
6                 MS. MCCLELLAND:   Your Honor, I am told that
7        20 million was authorized but has not been issued, and there
8        is no anticipation that they will be issued.
9                 THE COURT:        Well, let me get this straight. Are
10       there 20 million shares authorized, or are there 40 million
11       shares authorized --
12                MS. MCCLELLAND: There was 20 million authorized -
13                THE COURT:        -- as we speak?
14                MS. MCCLELLAND: 40 million as we speak. 20 that
15       have been authorized for years.
16                THE COURT:        So there is 40 million.
17                All right. Let's talk about the shares that are
18       outstanding just now. Mr. Jordan and his family own
19       40 percent; is that correct?
20                MR. KINSER:       Yes. That would include the trust,
21       Your Honor.
22                THE COURT: Then the public -- that would include
23       the trust?
24                MR. KINSER:       Yes, Your Honor, the 40 percent.
25                MS. GREENWELL:    Yes, Your Honor. It would be

1        approximately 30 percent absent the trust. And I understand
2        you want to subrogate that.
3                 THE COURT:        Just a second. 33 then plus seven is
4        the trust. Okay. The public -- the public trading, the
5        shares now being traded publicly about 10 percent of the
6        stock that is outstanding, million or two shares you say?
7        It could be -- if it's a million, it is 10 percent, if it is
8        two million, then it's 20 percent.
9                 Who owns the rest of the stock?
10                MS. GREENWELL: Well, as Ms. McClelland indicated,
11       that there are some 240, 250 shareholders. There is an
12       organization, I think, called the Lamb Foundation that own a
13       number of preferred shares as well as some of the common
14       shares.
15                THE COURT:        I am talking about the common shares.
16       There is 40 percent, 10 or 20 percent being traded publicly.
17       Then who owns the other shares that are outstanding?
18                MS. GREENWELL: The record individuals that the
19       people who have purchased it, and I think probably the
20       market in this is not terribly active.
21                THE COURT:        I am not surprised.
22       I can't get a clear picture from you people. I
23       cannot get a straight answer from anybody.
24                MR. KINSER:       Your Honor.
25                THE COURT: You all are just beating around -- it




1        is like watching these talk shows on TV. You people will
2        not come to the point. You won't answer a straight question
3        with a straight answer. And I don't know how you could
4        expect me to sift this out.
5                 MS. MCCLELLAND: Your Honor, I don't know, and I
6        would be glad to get you a list of record holders. But it's
7        my understanding -
8                 THE COURT: I don't want to see a list. All I just
9        want to see is the bottom line.
10                MS. MCCLELLAND: The rest of them are just owned by
11       individuals who've owned this stock for a longtime.
12                THE COURT: Okay. Well, here is what I think ought
13       to happen is that -- is that, of course, you were asking -
14       you were asking for a preliminary injunction restraining any
15       sale or offering -- of any offering by the corporation of
16       shares authorized but not outstanding. Isn't that correct?
17                MR. KINSER: Yes, Your Honor, to try to preserve
18       the status quo.
19                THE COURT: And then to -- to notice a new
20       shareholder's meeting?
21                MR. KINSER: And that has been September by the
22       company, and that's fine with us.
23                THE COURT: September. So the only injunctive
24       relief you are asking for at this point in time is -- is
25       that there would be no more sale of authorized but not

1        outstanding shares, authorized shares
2                 MR. KINSER: Or conversion of preferred stock to
3        voting stock. All we want to do whether the voting date,
4        record date, is back when it should have taken place, or you
5        set it today, is having a fair chance to have a shareholder
6        vote without them diluting. That's why this suit got filed
7        because they started authorizing double the shares of stock,
B        which reduces the annual earnings.
9                 MR. ZEMEL: Your Honor.
10                MR. KINSER: That is assuming nothing has been
11       done, none of that has been issued or converted already.
12                THE COURT: All right. That's a question I would
13       like to ask Ms. McClelland.
14                MS. MCCLELLAND: Yes, sir.
15                THE COURT: Since this lawsuit has been filed, has
16       there been one share of stock sold to anybody?
17                MS. MCCLELLAND: On the public market not through
18       a company issuance.
19                THE COURT: No, no. I tell you, Ms. McClelland,
20       you better start coming with some straight answers.
21                MS. MCCLELLAND: Your Honor, I -
22                THE COURT: You know what I am talking about. I am
23       talking about -
24                MS. MCCLELLAND: The company has not.
25                THE COURT:        -- shares that have been in the -- I

1        guess you would say -
2                 MS. MCCLELLAND;   There is a -
3                 THE COURT:        -- treasury stock?
4                 MS. MCCLELLAND:   No.
5                 THE COURT:        None of that?
6                 MS. MCCLELLAND:   No.
7                 THE COURT:        Okay.
8                 MS. MCCLELLAND:   Mr. Jordan has been on the market
9        acquiring stock.
10                THE COURT: All right. You all have had the same
11       right, nine cents a share, whatever you can get it for.
12       I am thinking that -- I am thinking that there
13       should not be any sale of these authorized shares until this
14       matter is taken care of.
15                MR. ZEMEL:        Your Honor.
16                THE COURT:        Yes.
17                MR. ZEMEL:        May I address the Court -
18                THE COURT:        Yes.
19                MR. ZEMEL:        -- for just a brief moment, Your Honor?
20       Franklin Zemel on behalf of Broad and Cassell, Your
21       Honor.  We represent the company's corporate counsel.
22                The slight problem that the companyhas with any
23       type of an order that seeks to maintain status quo is that
24       what it does is, Judge, it has a tendency to rig the
25       ultimate result in favor of Mr. Jordan while denying

 1        shareholders the right to take action.
2                 For instance, since the litigation has come out,
3        obviously there is a wealth of information which is now
4        available to shareholders which they may not have had
5        available precisely as of the record date of, say, April
6        2nd. There are shareholders now that may, knowing the
7        information, may want to take action to protect their
8        investments right now. How does any shareholder protect
9        their investment?
10                THE COURT: Buy more shares?
11                MR. ZEMEL: They buy more shares or sell it. In
12       this instance there may be shareholders that wish to buy
13       more stock in order to protect their existing investments.
14       So what happens is that if Your Honor enters a status quo
15       order, Mr. Jordan gets his injunction without having
16       established the elements of it, and it denies legitimate
17       bona fide shareholders their rights to protect their
18       investments and to acquire stock.
19                THE COURT: No, I think you are missing my point.
20       You're talking about existing shareholders, existing
21       shareholders, people who now own stock in the corporation.
22       I was not referring to those people being restrained from
23       selling their stock and/or buying someone else's stock that
24       is already out there. I am talking about -- I am talking
25       about not issuing, that the corporation not putting anymore

1        of these authorized shares on the market to anybody.
2                 MR. ZEMEL: Well -
3                 THE COURT: As I understand it, there is no -- the
4        way you all are talking there are no preemptive rights of
5        the holders of these stock shares.
6                 MR. ZEMEL: None that I am aware of, Judge.
7                 THE COURT: No preemptive rights is that correct?
8                 MS. GREENWELL: I think that's correct, Your Honor.
9                 THE COURT: All right. I will take that as a
10       straight answer.
11                MR. ZEMEL: And as far as I am aware, Judge, and I
12       don't think the corporation, management of the corporation,
13       would have an issue about any stay order involving the
14       second 20 million shares which have been authorized, But as
15       to the original 20 million, which was authorized and of
16       course approved by Mr. Jordan over the years, Judge, it is a
17       common practice for corporations to be able to bring in what
18       is known as a white squire or somebody that wants to come
19       in -
20                THE COURT: White knight.
21                MR. ZEMEL: Or white knight to come in and help
22       capitalize this company. And, of course, they will come in
23       willing to capitalize if they can acquire shares.
24                So what happens, Judge, is if you have a stay order
25       only on the 10-and-a-half million that have actually been

1        issued and only those 10-and-a-half million can be traded,
2        then what it does is I think creates a false market. It
3        forces -- it forces shareholders to acquire already issued
4        shares and slices in half the available pool of stock.
5                 I think, Judge, that that in itself creates
6        problems not only for the open market the share holds but
7        the company as well. All of this in the face of a motion
8        for preliminary injunction that we feel on its face doesn't
9        even meet the test. There has as far as we can tell, and
10       Your Honor has not opined on this, of course, but in our
11       view we don't see a substantial likelihood of success. We
12       think it's clear that there was no violation of 14(a), which
13       is what they premised the Court's jurisdiction, and, of
14       course, what they premised the request for a stay.
15                We think, Judge, that all of it should be denied
16       and let things proceed. Mr. Jordan does not have an injury.
17       As he stands here today, he doesn't have an injury. He has
18       something hypothetical.
19                What should happen, Judge, is Mr. Jordan should be
20       required to go out like every other shareholder, every other
21       publicly traded company that there has ever been a battle
22       for, and that is go get your shares. He should be able to
23       go purchase. The company should be able to purchase.
24                THE COURT: All right. What if he makes a
25       proposition here today? Let's say that there is -- there is

1        an approximately 96 -- all right. 9,600,000 shares that are
2        authorized but still are held by the corporation's treasury
3        stock.  Suppose he makes an offer to the corporation today
4        to buy all 9,600,000 shares at market price, nine cents a
5        share?
6                 MR. ZEMEL: Then subject to him correcting his -
7                 THE COURT: No, he just makes -- he is going to
8        make an offer to you to buy all the shares at nine cents a
9        share.
10                MR. ZEMEL: He has a way to do it.
11                THE COURT: What do you say?
12                MR. ZEMEL: He has a security's reg. problem,
13       Judge.  But if he could clear that, Judge, then just like
14       any other shareholder he would have that right to do that.
15       But he has a problem because of his misleading 13-D.
16                THE COURT: Yeah, well, that's to be determined.
17       That's to be determined.
18                MR. ZEMEL: But what I am saying, Judge, is
19       assuming that he has no regulatory or securities issues
20       involved, then I can't see why he wouldn't have the right to
21       come in like any other shareholder to acquire all of the
22       stock -
23                THE COURT: What is the corporation going to sell
24       the shares at?
25                MR. ZEMEL:        I'm sorry, Judge?



1                 THE COURT:        Nine cents?
2                 MR. ZEMEE:        I'm sorry, Judge?
3                 THE COURT:        These nine million shares what is the
4        corporation going -- you just going to put them on the
5        market and let whoever wants to buy them buy them at
6        whatever price?
7                 MR. ZEMEL:        Well -
8                 THE COURT: And let the market float?
9                 MR. ZEMEL:        -- it is all hypothetical. You are
10       asking me to answer for the company what they would do in
11       the event something hypothetical should occur.
12                THE COURT:        Don't you have to set a price when the
13       stock is first offered for sale?
14                MR. ZEMEL:        The answer, Judge, is that if the
15       company does something which is in violation of security law
16       or Federal law or state law, then Mr. Jordan has his
17       remedies available to him at that time. But until the
18       company has done something improper or unlawful, that his
19       entire approach, which is to use a Federal Court to
20       intervene in the affairs of a publicly trade corporation
21       which is governed by Florida law is in itself we think,
22       Judge, an abuse of asking this -- of inviting this Court to
23       intervene in those proceedings, especially on this scant
24       record where there is no question in our mind -
25                THE COURT:        Wait, wait a minute. You have

1        talked -- you are talking too much. You're not answering my
2        questions. None of you are answering my questions. And I
3        am just about to the limit with you.
4                 MR. ZEMEL: Well, if I have a brief moment, Judge,
5        I am going to see if I can get you a direct answer.
6                 THE COURT: Well, I am not getting any direct
7        answers from anybody.
8                 MR. ZEMEL: May I have a moment, Judge?
9                 MS. MCCLELLAND: Well, I think his answer is that
10       Mr. Jordan can buy the stock.
11                THE COURT: Well, I listened to him for three
12       minutes, and he never did say what he would do on
13       Mr. Jordan's offer to buy all 9 million 4,000 shares for
14       nine cents a share. He never has said.
15                MR. ZEMEL: If I could have a brief moment, Judge,
16       I will give you a direct answer.
17                THE COURT: All right. Give me an answer.
18       See if he wants to offer to buy, Ms. Greenwell.
19       This may be a moot question. We may not have an
20       offer on the table.
21                What about it, Ms. Greenwell or Mr. Kinser?
22                MR. KINSER: Well, Your Honor, for him, to buy it
23       all would be a financial burden. But it also -- the
24       issuance of these shares we really think ought to be up to
25       the shareholders. And I am going to give you the direct

1        answer and tell you why.
2                 First of all, if he were allowed to buy them all,
3        that wouldn't be fair to other shareholders. He should only
4        be allowed to buy up to his percentage. That would be fair.
5        But what is really not fair here, Judge, the first
6        10 million that has been authorized but not issued since
7        1991 has been there. None of that -- there has never been a
8        need in the company to issue any of those authorized shares.
9        Their response is to authorize another 20 million -
10                THE COURT:        For voting purposes. I know that.
11                MR. KINSER:  Right.
12                THE COURT: There has been no allegation that this
13       corporation is undercapitalized that I have heard from this
14       point.
15                MR. KINSER:       But here is why it is really unfair,
16       Judge. This stock has traded up to $7.00, and to sell these
17       shares now at six to nine cents is almost criminal. Because
18       what you are doing is you are selling it at the lowest point
19       in history. No company sells its stock without a particular
20       immediate need at the lowest point in history. What this
21       does if you put another 10 million out, say, then what that
22       does typically to company's shares, agreement on earnings
23       per share, it dilutes that and cuts it in half.
24                THE COURT:        I understand, I understand. This is
25       why I wasn't getting any answers from the defense over here.

1                 MR. KINSER:       Yeah.
2                 THE COURT: And I don't have time to - I don't
3        have time to tarry with you any longer.
4                 If you -- if you offer these nine, 10 million
5        shares that have been authorized but not issued, if you
6        offer them, and just put it on the market, and say that your
7        principals, individuals -- what are their names?
8                 MR. ZEMEL: Mr. Clark and Mr. Elko,
9                 THE COURT: Mr. Clark and Mr. Elko come in and buy
10       two or three million dollars shares for three cents a
11       piece -- it's trading for nine cents?
12                MR. KINSER: I think it was recently trading for
13       six, but it fluctuates.
14                THE COURT: Okay. Well, let's say they pay six
15       cents a share, then you are going to have another lawsuit on
16       your hands for selling the corporate -- corporation selling
17       stock at below its value. So I am just trying to avoid
18       another lawsuit between you people.
19                MS. MCCLELLAND: They are not going to do that,
20       Your Honor. I mean, Mr. Clark just owns 1,000 shares.
21                THE COURT: All right. Well, that's the point that
22       the plaintiff is making. That his -- that his stake isn't
23       all that great in this corporation, and he is trying to
24       control a corporation with 1,000 lousy shares.
25                MS. MCCLELLAND:   He is trying -

1                 THE COURT: At six cents a share.
2                 MS. MCCLELLAND: He is trying to prevent Mr. Jordan
3        from taking the company into an alternative money management
4        related to sports betting and back to where it was before
5        1995 when they started this diversification problem.
6                 THE COURT: All right. Now, let me set your mind
7        at ease.  I think that after this lawsuit has been filed and
8        the information has been gleaned, I think your sports
9        betting issue has gone a glimmering. I don't think the
10       plaintiffs would ever attempt to take corporate money to Las
11       Vegas and bet on sporting events. Now, I just -- I just
12       don't believe that is going to happen.
13                But I know what you -- the defense is wanting to
14       do. You are wanting to buy enough shares for the least
15       amount of money. This money would come directly into the
16       corporation to control the stockholder's meeting that's
17       coming up in September. I know what you are wanting to do.
18       And I think each one of you are wanting to be unfair with
19       the others. And I am not going to let either side get an
20       unfair advantage. That stockholder's meeting is going to be
21       held in September, and it is going to be just as if it had
22       been done in April. Now, that's the way it is going to be.
23       Now, I am going to give you -- and I will tell you
24       this right now I want to -- how much time -- how much time
25       do you want to respond to Mr. Scott's motion to dismiss the

1        complaint? How much time do you want to respond?
2                 MS. GREENWELL: Your Honor, if I could have the
3        remainder of the time allowed by the rules, which I think
4        would be approximately 10 days.
5                 THE COURT: All right. That is not an unreasonable
6        request, ten days. Have you all filed -- has the defense
7        filed anything in response to the motion for preliminary
8        injunction?
9                 MS. MCCLELLAND: Yes, Your Honor- That's where you
10       read all the sports gambling affidavits.
11                THE COURT: Okay. Do you want any additional time
12       to supplement what you have already filed?
13                MS. MCCLELLAND: I understand a reply was filed,
14       but I did not receive it. So, yes, I might reserve my
15       right.  There are new affidavits.
16                THE COURT: All right. Ten days. I am not going
17       to issue any preliminary injunction today. I am going to
18       reserve that. But I am going to admonish the defendant
19       corporation that between now and whenever I can sort this
20       out I don't want any of that stock sold. But if you do sell
21       it, it is going to have to be at a stated price -- and the
22       people that are in control of this corporation have a duty
23       of loyalty to that corporation. And that duty includes
24       selling treasury stock at the corporation for a fair price,
25       you know, what the corporation is worth. It may not be

1        necessarily reflective by its present market value. The
2        corporation may be worth $6.00 a share instead if six cents.
3        But you can't go willy-nilly in selling treasury stock for
4        less than what it is really worth. And I want to disabuse
5        you of any notion that you could do that and get by with it.
6        You can't.
7                 So as I understand it, your hearing -- your
8        stockholder's meeting is set for what day? September what?
9                 MS. MCCLELLAND: September 22nd I believe.
10                THE COURT: September 22nd?
11                MS. MCCLELLAND: 25th.
12                THE COURT: 25th. And did you establish a record
13       date of owning the stock as being qualified to come to the
14       stockholder's meeting and participate?
15                MR. ZEMEL: I believe it is sometime in August,
16       Judge, is the record date.
17                THE COURT: When?
18                MS. GREENWELL: August the 8th, Your Honor.
19                THE COURT: August the 8th.
20                MR. KINSER: Aren't we going to take it back to the
21       record date that they unfairly aborted, Your Honor?
22                THE COURT: No, no, wait, wait, wait. Just a
23       second.
24                MR. KINSER: Okay.
25                THE COURT: August the 8th is only two weeks, just




1        a little over two weeks from now, I am going to give you
2        one more chance, Ms. McClelland, or whoever. I -- you intend
3        to sell any part of this nine or 10 million shares of
4        treasury stock, at what price will you offer that stock for
5        sale if you want to sell it between now and August the 8th?
6                 MS. MCCLELLAND: At least market price and -- or
7        higher.
8                 THE COURT: Six cents a share?
9                 MS. MCCLELLAND: It was nine cents the last time I
10       looked, but I don't know what it's trading, what it opened
11       up this morning.
12                THE COURT: Who is making the market in?
13                MS. MCCLELLAND: There are a handful of people that
14       are buying and selling- It is not the company. Mr. Jordan
15       is -
16                THE COURT: Are they doing it through 'brokerage
17       houses?
18                MS. MCCLELLAND: Correct. I mean, you just can go
19       out and buy from your normal brokerage dealer office.         There
20       is clearing agency somewhere on the east coast. That's why
21       I can't personally tell you what's happened Friday.
22                THE COURT: Okay.
23                MS. MCCLELLAND: Because it is going just like if
24       you were buying P&G, except it is an over the counter as
25       opposed --

1                 THE COURT: I just don't think you can do that.       I
2        just don't think you can do that, Ms. McClelland.
3                 MS. MCCLELLAND: I can't   tell you what -
4                 THE COURT:        Because if you dumped -- if you dumped
5        nine million shares on the market, what do you think it
6        would bring? You have to establish a floor of some sort.
7                 MS. MCCLELLAND: And all I can say is the floor
8        would have to be at least what the market price is today. I
9        can't tell you what the ceiling will be, Your Honor, because
10       I don't know what -
11                THE COURT: The ceiling, you didn't -- you
12       didn't -
13                MS. MCCLELLAND: Did I not understand?
14                THE COURT: You are not thinking about what I am
15       having to say. If you dump nine million shares on the open
16       market and, say, sell it at market price, is that what
17       you're intending to do? Is that what you're intending to
18       do?
19                MS, MCCLELLAND:   The company --
20                THE COURT:        Mr. Scott, you represent these trusts.
21                MR. SCOTT:        Yes, sir
22                THE COURT:        What if -- what if you heard that the
23       corporation were going to dump nine million shares on the
24       open market and sell it at market price, what do you think
25       that the trustee's position would be in a case like that?

1                 MR. SCOTT: It would have a direct tendency to
2        dilute the value of the shares in the trust, and we would
3        take whatever position we needed to accordingly, Your Honor.
4                 THE COURT: All right. You started to, give me a
5        direct answer, and then you hedged it. And do what? What
6        would that position be?
7                 MR. SCOTT: That we would have to take the
8        corporation to task, Your Honor.
9                 THE COURT: That's right. Now, did you hear what
10       Mr. Scott said?
11                MS. MCCLELLAND: Yes, Your Honor. You know what
12       the problem is, Your Honor? The company has no plans to do
13       this.    There is no secondary offer drafted. It hasn't been
14       drafted.
15                THE COURT: Well -
I6                MS. MCCLELLAND: It couldn't get drafted between
17       now and August 8th.
18                THE COURT: That's right- So I don't know why
19       you're jumping up and down about me asking you to withhold
20       the sale of any of this stock before August the 8th.
21                MS. MCCLELLAND: I don't -
22                THE COURT: It couldn't be done anyway.
23                MS. MCCLELLAND: August 8th we may not be. August
24       2nd -- April 2nd we are. August 8th that's the record date
25       we announced.

1                 THE COURT: Well, I'm saying you couldn't sell that
2        stock -- you couldn't sell that stock between now and August
3        8th anyway.
4                 MS. MCCLELLAND: We don't have any plans to.
5                 THE COURT: Then why did you -- where do you
6        practice in Florida?
7                 MR. ZEMEL: Yes, Your Honor.
8                 THE COURT: Where?
9                 MR. ZEMEL: Ft. Lauderdale.
10                THE COURT: Well, why did you come up here all the
11       way from Ft. Lauderdale to tell me to issue a preliminary
12       injunction is wrong when as a matter of practical matter
13       this stock couldn't be sold between now and August 8th
14       anyway?
15                MR. ZEMEL: The answer is, Judge, that the
16       company -- I don't know, when you say the company can't. I
17       know the company has no immediate plans. However, the
18       company needs to keep its options open.
19                And, secondly, Judge, is the issue of granting an
20       injunction to tie the hands of the corporation in advance of
21       any such effort is where we have a problem. If the
22       corporation, Judge, were going to dump nine million shares
23       on the market, if the company were going to do that, then we
24       would all be here in front of Your Honor trying to
25       explain --

1        THE COURT:        You would be answering to Mr. Scott.
2        MR. ZEMEL:        We would be answering to him as well.
3        And Mr. Clark may have very well have an interesting
4        position were the company to do that.
5                 But the problem is, Judge, is that to issue an
6        order maintaining status quo in advance of the company
7        actually doing anything is preventative, yes, but it also
8        ties the hands of the corporation. The corporation needs to
9        be able to respond to the actions of Mr. Jordan in a manner
10       which is adequate and which is legal and proper.
11                So what I would say, Judge, is that when, as, and
12       if this hypothetical issue turns into a reality, at that
13       point in time Mr. Jordan or the company can come to this
14       Court, and Your Honor can take a look at that. But to issue
15       that order before anything has even happened, ties the hands
16       of the corporation.
17                THE COURT: Well, how do you think -- why do you
18       think that you have a rule that provides for injunctive
19       relief?  It is to prevent something from happening that
20       would cause a lawsuit, and that's -- I am trying to save you
21       from Mr. Scott.
22                MR. ZEMEL: In this instance, Judge, the problem
23       sti11 is in order for the plaintiff to invoke such an
24       extraordinary remedy as injunctive relief, he has to meet
25       the test. And we don't believe, Judge, he has done that.

1        He's invoked the Federal jurisdiction to interrupt with what
2        is essentially a matter of Florida corporate law. And his
3        basis for doing that for invoking this Court's jurisdiction
4        we think is weak at best. And, in any event, Your Honor is
5        sitting here and attempting to prevent some type of a fraud
6        when there really is no evidence or anything before this
7        Court to suggest that anything is likely to occur.
8                THE COURT: Okay, Well, I can't decide any of
9        these motions as we speak. That would not be right. That
10       would not be right. But I just don't want to see anything
11       happen that's going to exacerbate the problem that you
12       already have with each other.
13                So I am going to take these motions under
14       advisement.
15                And I don't see how you could offer and sell that
16       stock anyway between now and August the 8th.         As I
17       understand it, you are going to have a meeting on September
18       the 25th, and only those people owning shares as of August
19       the 8th will be able to come to the meeting on the 25th of
20       September and participate. Is that correct now? Do I have
21       that correct?
22                MS. MCCLELLAND: That is Correct.
23                THE COURT:        Okay. Now -
24                MR. KINSER:       Your Honor.
25                THE COURT:        -- who owns -- how many shares could be

1        converted, preferred shares could be converted into common
2        shares?
3                 MS. MCCLELLAND:   I think they have three-and-a-half
4        million, and they can convert a three to one. So that they
5        Could take their three-and-a-half million at $3.50 a share
6        and acquire or convert to --
7                 THE COURT: And convert to --
8                 MS_ MCCLELLAND: Common stock.
9                 THE COURT:        -- common stock that is bringing nine
10       cents on the market. Who is going to do that, Mr. Kinser?
11                MR. KINSER: Well, it doesn't look like a very
12       economically viable deal, Judge. But this is the part --
13       this is one of the reasons we --
14                THE CURT: They need a trustee appointed for them,
15       or a guardian.
16                MR. KINSER:       We would be happy to do that for them,
17       Judge.
18                But this has been our problem. One attorney says
19       we are not going to do anything. The other one says, well,
20       we are not, but we want to reserve the right. This is only
21       a two-week period. We feel those folks already know what
22       they are going to do with those shares. And if you would
23       enjoin them from doing anything for two weeks.
24                THE COURT:        Now, which -- who are you talking about
25       now, the holders of the preferred shares are you including

1        in that?
2                 MR. KINSER: I think to allow the preferred to
3        convert or to issue authorized shares would reward them for
4        torpedoing unfairly this meeting. Because all of their
5        Conversation is that, Judge, you Shouldn't decide the
6        outcome of this selection. We agree with that.
7                 THE COURT: Who owns these preferred stack?
8                 MS. MCCLELLAND: A company called the Lamb
9        Foundation
10                MR. KINSER: And that's who we understand that they
11       are going to do their business with, and that's why they
12       started issuing -- I mean, authorizing new shares.
13                THE COURT: Who is the Lamb Corporation?
14                MS. MCCLELLAND: Lamb, L-a-m-b. It is a religious
15       oriented organization.
16                MS. GREENWELL: Representative of which has been
17       placed on the board of directors of the company now.
18                THE COURT: Okay. And the Lamb Corporation -- how
19       long has the Lamb Corporation owned these three million
20       preferred shares?
21                MS. MCCLELLAND: Several years. I would have to
22       check back, but at least since the mid '90s.
23                THE COURT: And this is really the alter ego of
24       some religious guy, person?
25                MS. GREENWELL:    I believe it is a family named

1        Johnston.
2                 THE COURT: Oh. I was thinking it was a metaphor.
3                 Okay.
4                 MR. KINSER: Judge, we feel the deal has been cut,
5        and the dye cast unless you stop them today.
6                 THE COURT: Okay.
7                 MR- KINSER: Because they've already -- they didn't
8        authorize 20 million additional shares all at once for no
9        reason.  I mean, they come before you and tell you we don't
10       plan on doing anything, we don't know what our intentions
11       are.
12                THE COURT: All right. Now, how many shares of
13       common would the three million preferred get?
14                MS. MCCLELLAND: I believe, Your Honor, it is a
15       three to one. So they have three-and-a-half million
16       preferred shares, and they could convert that on a third.
17       So look at it as a third, so they get approximately l, l-1/2
18       common shares --
19                THE COURT: Million common?
20                MS. MCCLELLAND: -- common shares if they pay $3.50
21                to convert.
22                THE COURT: If the holders of the preferred paid
23       3.50 to who?
24                MS. MCCLELLAND: To the company I am assuming is
25       how that works.

1                 THE COURT: 3.50 per?
2                 MS. MCCLELLAND:   Common Share.
3                 THE COURT: That would be three-and-a-half million?
4                 MS. MCCLELLAND:   For a million common shares, yes.
5                 THE COURT: Do you -
6                 MR. KINSER: You know they are not going to do
7        anything, but they don't want you to stop them from not
8        doing anything is what I have heard this whole day.
9                 THE COURT: Well, he would have a lot of faith, you
10       know, to do that, I guess.
11                MS. GREENWELL: Of course -
12                THE COURT: It would take a man with faith.
13                M5. GREENWELL: Of course, Your Honor, the board,
14       which is now Mr. Elko and Clark and a representative of the
15       Lamb Foundation, would have the ability to change that
16       absent some order from this Court.
17                THE COURT: Well, if he did-- I would just like to
18       know what he looked like.
19                Let me ask you another question, Ms. McClelland.
20       Has the Lamb Corporation already converted?
21                MS. MCCLELLAND:   No.
22                THE COURT:        Do you have any documents that would
23       indicate that the Lamb Corporation had a present intent to
24       convert?
25                MS. MCCLEELAND:   Not that I know of, no.

1                 THE COURT: What are the total assets of this
2        corporation right now as we speak? The assets of the
3        corporation, not the assets that they control other people's
4        money, but the assets of the corporation.
5                 MS. MCCLELLANp: Jordan American Holdings?
6                 THE COURT: Uh-huh.
7                 MS. MCCLELLAND: One-and-a-half million.
8                 THE COURT: One-and-a-half million, okay. So if
9        the Lamb Corporation pumped another three-and-a-half million
10       into the corporation, it looks to me, Mr. Kinser, that that
11       would really benefit the corporation.
12                MR. KINSER: If they needed the money, Your Honor.
13       But the fact that you just sell the stock to reward them for
14       stopping the meeting, we have to go back and remember how
15       this happened. The minute he thought, Mr. Clark, that he
16       was going to lose the vote, he ran down to the lobby of the
17       Radisson, or at least that's where he was an hour later, and
18       wouldn't attend. Those 500,000 shares didn't win the vote,
19       but withholding those kept a quorum from being there, so no
2O       quorum was declared.
21                THE COURT: Didn't he have a right to do that?
22                MS. MCCLELLAND: Absolutely.
23                THE COURT: Didn't he have a right to do that?
24                MR. KINSER: No, I don't think so, Your Honor.
25       Because he had already voted those shares, he had already

1        given his proxy to the transfer agent. What he did there
2        was that they didn't tell the people that the management
3        reserved the right to solicit revocations. They did that a
4        couple of times. 0f course, now their story is, they did
5        that individually not in their capacity as management.
6        So he absences himself from the meeting. And then
7        Mr. Elko says, well, we don't have enough for a quorum, but
8        Mr. Clark and I will meet with you down in the lobby of the
9        Radisson over here and we'll talk to you, Mr. Jordan. So
10       they talk for a while. They go back up to the office as
11       they call Mr. Jordan in. And they say, well, Mr. Jordan,
12       just come into our office. He does. He says, Mr. Jordan,
13       we are declaring a special meeting of the board of
14       directors, and we're going two to one, he is the one, that
15       you are no longer involved with this company.
16       What this whole thing is about is that we don't
17       want a one percent interest Controlling the vote. A
18       40 percent interest may not -- or 33 percent interest may
19       not control the vote. And we don't want the Court to
20       Control the vote. We simply want the franchise of the
21       shareholders. These are basic rights. Florida law requires
22       these people to have their annual meeting -
23                THE COURT: Well, I think they had the right -- he
24       had the right to go downstairs. It was a tactic, but not an
25       illegal tactic. He had the right to do that.

1                 MR. KINSER: Well, if he -
2                 THE COURT: I am not going to decide these motions
3        this morning
4                 MR. KINSER: Right.
5                 THE COURT: And the only way that - I am not
6        going -- I am not going to issue a preliminary injunction
7        today.  I am going to sort it out, if I can.
8        But, of course, Mr. Kinser, if the Lamb Corporation
9        comes in and pays in three-and-a-half million and takes
10       their million dollars common shares, they have the right to
11       do that at any time. He has had that right as long as he
12       has owned the preferred shares. And I am not going to
13       restrain him from doing that. I don't visualize doing that.
14                Now, it may be that after the trial of the case if
15       he does it and pays the three-and-a-half million in, you may
16       convince me that it was illegal for him to do that, and we
17       can always undo it. But that's as far as I am going to go
18       today.
19                So if Mr. Lamb, or whatever, wants to pay in
20       three-and-a-half million, he has the right to do it. I
21       don't want to see anymore of those shares -- I don't want to
22       see anymore of those shares offered, the treasury stock
23       offered, without setting a fair price for it for the
24       corporation. Do not place that stock at a price that you
25       and Mr. Clark agree on, Because, as I Say, you are going to

1        have Mr. Scott over here to answer to. I think, what -- if
2        you do see the need of selling additional share. I think
3        you better call Mr. Kinser or Ms. Greenwell and tell them
4        what the corporation, the price that the corporation is
5        wanting to set on this -- on this stock. I don't think that
6        you can just in a situation like this put a lot of shares on
7        the open market and expect a fair price of it.
8                 And if you place it -- if you place it, with friends
9        and neighbors, whether they live with you or not, and don't
10       place any with Mr. Jordan, then that's all going to be
11       contested, and it would just be another fish to fry. Do you
12       understand that metaphor?
13                MS. MCCLELLAND: We do.
14                THE COURT: Okay. All right. Have I made myself
15       perfectly clear now? Any questions about where I stand on
16       it?
17                Ms. Greenwell, did I brush up against a nerve
18       ending?
19                MS. GREENWELL: It is perfectly clear.
20                MR. KINSER: One other thing that comes to mind.
21       The board of directors could adjust that $3.50 price. We
22       wouldn't want to see that. If they do -
23                THE COURT: Oh, if they do, Mr. Scott will be over
24       here on your side of the courtroom.
25                MR. KINSER:       Well, that would sway the day. We

1        would be glad to have him over here.
2                 THE COURT:        Like I say, Mr. Kinser, I always knew
3        you were paranoid, but surely it wouldn't be that bad.
4                 MR. KINSER:       Sometimes in court I think I am
5        schizophrenic.
6                 THE COURT:        All right- We will excuse you, and we
7        will move along.
8                 Thank you for coming.
9                 MR. KINSER:       Thank you, Judge.
10                   (Whereupon, the proceedings concluded at 11:15 a.m.)
11                C E R T I F I C A T E
12                I, Peggy Westman Weber, certify that the foregoing
13                is a correct transcript from the record of proceedings in
14                the above-entitled matter.
15
16       Date     Peggy Westman Weber
17       Registered Professional Reporter
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